Exhibit 10.73

[letterhead]

Delivered by Hand

April 4, 2007

Timothy R. Snider
President & Chief Operating Officer
Phelps Dodge Corporation
One North Central Avenue
Phoenix, Arizona 85004

Dear Tim:

This follows up on and confirms your discussions with Richard C. Adkerson with respect to your continuing role with Freeport-McMoRan Copper & Gold Inc. (“Freeport”) after the closing of the transaction with Phelps Dodge Corporation (the “Transaction”). The special terms and conditions of your employment with Freeport are set forth below for your consideration, and are subject to approval by the Corporate Personnel Committee of Freeport’s board of directors. The remaining terms and conditions of your employment will be consistent with the current terms of your Phelps Dodge employment subject to any changes in those terms and conditions adopted by Freeport and generally applicable to all similarly situated employees.

•   Title: Effective as of the date of the Transaction, you will continue your current position as President & Chief Operating Officer of Phelps Dodge Corporation and you will be President & Chief Operating Officer of Freeport reporting to Richard C. Adkerson.
•   Base Salary. Effective as of April 1, 2007 your base salary will be $62,500.00 per month ($750,000 annualized).
•   Incentive Payment. You will be entitled to participate in our executive incentive programs consistent with your position in the company.
•   Special Payment. Within five days of the later of the approval of the terms of this letter by the Corporate Personnel Committee of Freeport’s board of directors and your acceptance of the terms of this letter, you will be paid the lump sum gross amount of $3,007,470.00, which will be subject to all applicable tax and other withholdings. This payment is in lieu of any cash severance payment that would otherwise have been available to you upon a “Qualifying Termination” (as that term is defined in your Change of Control Agreement (Amended and Restated Effective January 1, 2005) (“Agreement”)) on the date of the closing of the Transaction.

•   Supplemental Retirement Plan Benefits. The supplemental retirement plans sponsored by Phelps Dodge and Freeport will be amended such that you will receive a lump sum payment of your supplemental retirement benefits pursuant to the terms of the Phelps Dodge Corporation Supplemental Retirement Plan (or any successor plan) (“PD SERP”) or from a Freeport sponsored supplemental retirement plan (“FCX SERP”) on the date which is six months following the date on which your employment terminates for any reason; provided, however, that in no event shall such lump amount be paid earlier than January 1, 2008. This lump sum payment will be paid, regardless of when your termination of employment actually occurs, in accordance with the terms and conditions that would currently apply under the PD SERP in the event that your employment were to terminate in a Qualifying Termination as defined in the Agreement within two years of the Transaction and will be subject to all applicable tax and other withholdings. The amount of this lump sum payment will consist of the following components (i) the lump sum value of the accrued benefit to which you would have been entitled under the PD SERP had you experienced a “Qualifying Termination” (as defined in your Agreement) on the date of the closing of the Transaction without regard to the “COC Incremental Benefit” (as such term is defined in the PD SERP); and (ii) the lump sum value of any accrued benefit earned under the PD SERP and/or the FCX SERP based on your continued service with FCX after the closing of the Transaction plus the COC Incremental Benefit.
•   Executive Life Insurance Policy. For purposes of determining your right to receive the transfer of any life insurance policies on your life pursuant to the Phelps Dodge Executive Life Insurance Plan, your termination of employment with Freeport, regardless of when or the reason why it occurs, shall be treated as a termination on account of or after a Change of Control.
•   Miscellaneous Benefits. To the extent that pursuant to your Agreement you would have been entitled to any benefits (including, without limitation, any “gross-up” payment in respect any excise taxes on “parachute payments”) in addition to those described above had you experienced a Qualifying Termination on the closing date of the Transaction, then those benefits will be paid or otherwise made available to you on the date of your termination of employment with Freeport for any reason or, in the case of any such gross-up payment, as and when the applicable excise taxes are due and payable.
•   Additional Terms.
○   The benefits provided for in this letter are not intended to duplicate any benefits that would otherwise be due to you under your Agreement. Any benefits provided for in your Agreement that are not specifically addressed in this letter will be paid upon your termination of employment from Freeport at any time and for any reason, and otherwise in accordance with the terms and conditions of your Agreement. To the extent the benefits of your Agreement are provided in accordance with the terms of this letter then the applicable provisions of your Agreement will be superseded by this letter.
○   Except as otherwise expressly provided above, all payments set forth above shall be paid in accordance with and subject to the provisions of Internal Revenue Code Section 409A. For the avoidance of doubt, this means that, unless at the date of such termination you are not a specified employee of Freeport and its affiliated companies, within the meaning of such Section 409A, any payment or other distribution of compensation that is due upon your termination of employment and that pertains, in whole or in part, to services rendered in any year prior to the year in which occurs the date of payment shall be made six months following the date of your termination of employment. Freeport agrees that it will indemnify and hold you harmless for any additional taxes and any penalties and interest that you incur pursuant to such Section 409A with regard to payments made to you in accordance with the terms of this letter.

We believe that you will contribute significantly to the new Freeport as we seek to create value for our shareholders. We look forward to you being a valued member of our team.

If these terms are acceptable to you, please acknowledge your agreement below.

Sincerely,

Michael J. Arnold
Executive Vice President
Phelps Dodge Corporation

Acknowledged and agreed to:

By:  /s/ Timothy R. Snider
Timothy R. Snider

Date 4/4/2007

Acknowledged and agreed to Freeport-McMoRan Copper & Gold Inc.:

By:  /s/ Michael J. Arnold
Michael J. Arnold
Chief Administrative Officer
Freeport-McMoRan Copper and Gold Inc.

Date 4/4/2007